Exhibit 10.2

COMMERCIAL AGREEMENT

This COMMERCIAL AGREEMENT (this “Agreement”), dated as of August 29, 2025 (the “Effective Date”), is entered into by and among (i) Joby Aero, Inc., a Delaware corporation (“Joby”), (ii) solely for purposes of Article IV, Joby Aviation, Inc., a Delaware corporation (“Parent”) and (iii) Strata Critical Medical, Inc. (f/k/a Blade Air Mobility, Inc.), a Delaware corporation (“Seller”, and, together with Joby and Parent, the “Parties” and each individually a “Party”).

RECITALS

WHEREAS, reference is hereby made to that certain Equity Purchase Agreement, dated as of August 1, 2025, by and among Seller, Joby and each of the other parties thereto (as amended, restated, supplemented or otherwise modified from time to time in accordance with its terms, the “Purchase Agreement”); and

WHEREAS, in connection with, and immediately following the consummation of, the transactions contemplated by the Purchase Agreement, the Parties desire that certain services will be provided between the Seller Group and the Joby Group in accordance with the terms set forth herein.

NOW, THEREFORE, in consideration of the promises and the mutual agreements and covenants hereinafter set forth, and intending to be legally bound, the Parties hereby agree as follows:

Section 1.1        Definitions. Capitalized terms used but not defined herein shall have the respective meanings set forth in the Purchase Agreement. In addition, when used herein, the following capitalized terms shall have the following meanings:

(a)            “Applicable Payment Amount” has the meaning set forth on Annex I.

(b)            “Competing Service Provider” means any Person (other than the members of the Seller Group and any Affiliate of any member of the Seller Group) that engages in or provides Medical Transport Services.

(c)            “Customer Request” has the meaning set forth on Annex I.

(d)            “Excluded Operator” has the meaning set forth on Annex I.

(e)            “eVTOL Business” means the business of offering, selling, promoting, marketing, planning, booking, brokering, coordinating, operating or arranging the air transportation of passengers using electric vertical takeoff and landing (“eVTOL”) aircrafts, as may be conducted by the Joby Group from time to time after the date hereof.

(f)            “Gross Profit Amount” means, with respect to a Medical Transport Service provided by or on behalf of a member of the Joby Group, the gross profit recognized by the Seller Group or the Retained Business from such Medical Transport Service, which shall be equal to the sum of (x) the then-current hourly rate charged by the Seller Group for the helicopter transportation of the applicable Seller customer, multiplied by the helicopter flight time actually billed to such customer in connection with such flight, minus (y) all Operation Costs.

(g)            “Joby Group” means, collectively, Joby and each of its controlled Affiliates.

(h)            “Medical Transport Service” means a helicopter flight arranged for the specific purpose of transporting any human organs, including those accompanied by medical professionals, in the Territory, in each case, in accordance with applicable Laws.

(i)            “Non-Participation Event” has the meaning set forth on Annex I.

(j)            “Notice Deadline” has the meaning set forth on Annex I.

(k)            “Operation Costs” means, with respect to a Medical Transport Service, all helicopter charter costs, all landing fees (whether such landing fees are billed by Joby, a third-party helicopter operator or directly by the infrastructure operator) and all other costs billed by third parties (excluding, for the avoidance of doubt, Joby and its Affiliates) and directly related to such Medical Transport Service (including, without limitation, fuel, crew costs, dispatch fees, navigation and ATC fees).

(l)            “Qualified Medical Transport Service Operator” means any Person that operates an aircraft in connection with the provision of any Medical Transport Service; provided that such Person (x) complies with the Qualified Medical Transport Requirements and (y) is legally permitted to provide such Medical Transport Service.

(m)            “Qualified Medical Transport Requirements” has the meaning set forth on Annex I.

(n)            “Service Notice Upper Limit” has the meaning set forth on Annex I.

(o)            “Service Prover Exceptions” has the meaning set forth on Annex I.

(p)            “Specified Period” has the meaning set forth on Annex I.

(q)            “Term” has the meaning set forth on Annex I.

(r)            “Territory” means (i) initially, any subdivision, state or region of the United States in which the Retained Business operates utilizing helicopters as of the Closing and (ii) upon thirty (30) days’ prior written notice to Seller at any date hereafter, any other subdivision, state or region of the United States in which the Business operates utilizing helicopters for Medical Transport Service after the Closing Date.

(s)            “Waiver Rights” has the meaning set forth on Annex I.

ARTICLE II

Medical Transport Services

Section 2.1        During the Term, other than as permitted by this Article II, Seller shall not, and shall cause its controlled Affiliates not to, engage any Competing Service Provider for or in respect of, procure from or contract with any Competing Service Provider for or in respect of, the provision of a Medical Transport Service. Notwithstanding the foregoing, nothing in this Section 2.1 shall restrict or limit the ability of Seller or any of its controlled Affiliates to negotiate or contract with any operator or provider of helicopters (other than the Excluded Operator or, upon prior written notice to Seller, another dedicated provider of helicopters that provides Medical Transport Services), subject to compliance with Section 2.2 for the procurement of a specific trip.

Section 2.2        Prior to engagement in or procurement or provision of, or entry into a contract for the engagement, procurement or provision of, any individual Medical Transport Service (i.e., a specific flight), directly or indirectly, by or on behalf of any member of the Seller Group during the Term, Seller will deliver written notice (the “Service Notice”) to Joby and, subject to Section 2.6, any service provider designated by Joby in writing to act on its behalf at least ten (10) days in advance of the delivery of any such Service Notice (any such designated service provider, a “Service Designee”) setting forth (a) (i) a reasonably detailed description of the applicable Medical Transport Service, (ii) the contemplated air transportation route, including the designated pick-up location and designated drop-off location, (iii) the proposed pick-up time, (iv) the total number of passengers, (v) any applicable payment terms, including when any payment shall become due and payable and (vi) the hourly rate to be charged to the Seller customer for such transportation and Seller’s good faith estimate of the amount described in clause (x) of the definition of “Gross Profit Amount” based thereon and (b) an offer for the Joby Group to provide, or cause to be provided, the Medical Transport Service described in such Service Notice (the “Noticed Service”) in exchange for a cash payment equal to the Applicable Payment Amount for such Noticed Service (the foregoing items (a) and (b), the “Noticed Terms”).

Section 2.3        Upon the receipt of a Service Notice, Joby shall have the right, but not the obligation, to deliver (or to cause a Service Designee to deliver) to Seller a written (including via email) notice that contains the information required to be included therein pursuant to this Section 2.3 (a “Service Election Notice”) no later than the Notice Deadline. Such Service Election Notice shall include (i) a binding and irrevocable commitment on the part of Joby to use commercially reasonable efforts to perform, or cause to be performed, in all material respects the Noticed Service on the Noticed Terms and (ii) Joby’s calculation of the applicable Gross Profit Amount for such Noticed Service based upon Joby’s good faith estimate of each cost, expense and fee described in clause (y) of the definition of “Gross Profit Amount” and the Noticed Terms. Following the delivery of any such Service Election Notice, (A) Joby shall be required to provide, or cause to be provided (including via such Service Designee acting on its behalf), the Noticed Service in all material respects on the Noticed Terms and on such other terms as may be agreed in a writing executed by the Parties from time to time (together with the Noticed Terms and the terms required to be provided under Section 2.6, the “Service Terms”) and (B) Seller shall be obligated to pay, or cause to be paid, to Joby (A) all Operation Costs for such Medical Transport Service and (B) the Applicable Payment Amount for such Medical Transport Service. Subject to Seller’s Waiver Rights, any failure by Joby to deliver a Service Election Notice at or prior to the applicable Notice Deadline for a Service Notice shall constitute a waiver of Joby’s rights under this Article II with respect to the Noticed Service described in such Service Notice, but shall not affect Joby’s rights with respect to any future Service Notice.

Section 2.4        Notwithstanding anything to the contrary in this Article II, Seller shall:

(a) not be required to deliver a Service Notice to Joby or any other Person or to take any actions pursuant to this Article II in connection with the provision of any Medical Transport Service if, at or immediately prior to such time when Seller seeks to arrange or provide or cause to be arranged or provided such Medical Transport Service: (i) on five (5) or more occasions in any three (3) month period, Joby has willfully and materially breached the Service Terms applicable to Medical Transport Services for which Joby has delivered a Service Election Notice, which (x) did not occur in the first ninety (90) days following the Closing, (y) have been noticed to Joby in a writing delivered by Seller not more than 30 days following each applicable Medical Transport Service and (z) were not the result of natural disasters or any pandemic, epidemic or any material worsening of such conditions, weather conditions (including hurricanes, tornadoes, floods, earthquakes and other weather-related events), cyberattacks or other force majeure events; (ii) a Service Notice Upper Limit Event has occurred; (iii)  a Non-Participation Event has occurred; (iv) a Governmental Authority of competent jurisdiction shall have enacted any applicable Law that is in effect or issued any Governmental Order which has become final and non-appealable and which, in either case, restrains, enjoins or otherwise prohibits delivery of such Service Notice pursuant to this Article II or the performance of such Medical Transport Service by Joby; or (v) a Customer Request has been received; provided, however, that in the event that Seller determines to refrain from delivering a Service Notice in reliance on clauses (i), (ii), (iii), (iv) or (v) above, Seller shall provide Joby with written notice thereof, which shall include a specific reference to such clause or clauses on which Seller is relying, promptly following such determination (and in no event less than two (2) Business Days following such determination); and

(b) be permitted to rely on the Service Provider Exceptions.

Section 2.5        In respect of any Medical Transport Service provided by or on behalf of Joby pursuant to a Service Election Notice, any amount required to be paid to by Seller to any Person in respect thereof shall be paid in accordance with the Service Terms.

Section 2.6        Joby shall not, and shall not permit any of the other members of the Joby Group or any other Person to, operate an aircraft on behalf of a member of the Joby Group in connection with the provision of any Medical Transport Service pursuant to this Article II, in each case, unless (a) with respect to any member of the Joby Group, the Joby Group shall (i) hold harmless and indemnify the Seller Indemnitees from and against, and shall compensate and reimburse the Seller Indemnitees for, any Losses which are suffered or incurred by any of the Seller Indemnitees or to which any of the Seller Indemnitees may otherwise become subject (regardless of whether or not such Losses relate to any third-party claim) and which arise from or as a result of, or in connection with, such member’s or its pilots’, personnel’s, employee’s, contractors’, agents’ or representatives’ negligence, willful misconduct or material breach in the provision of a Medical Transport Flight, and (ii) name the Seller Indemnitees as additional insureds under any applicable aircraft liability or applicable related insurance policies maintained by the Joby Group in respect of the provision of Medical Transport Flights, cause the Seller Indemnitees to be covered up to the maximum applicable limits of each such policy and cause a certificate of insurance for each such coverage to be issued to Seller, and/or (b) with respect to any other Person operating an aircraft on behalf of a member of the Joby Group hereunder, such Person is a Qualified Medical Transport Service Operator.

Section 2.7        Seller may (a) terminate its obligations under Section 2.1 in the event of a serious incident occurring during or in respect of a Medical Transport Service provided by Joby pursuant to this Agreement which results in a fatality or mass casualty event and is finally determined, by the applicable regulatory agency of competent jurisdiction, to have been caused by negligence or willful misconduct on the part of Joby, and/or (b) upon written notice to Joby, request that the Joby Group not engage an operator that has been involved in a serious incident which results in a fatality or mass casualty event, and, from and after the delivery of such written notice, Joby shall not, and shall not permit any of the other members of the Joby Group to, engage such operator (or any of its Affiliates) to provide any services on behalf of any member of the Joby Group hereunder.

ARTICLE III

eVTOL Transactions

Section 3.1        eVTOL Business. Joby will use commercially reasonable efforts to notify Seller in writing prior to introducing an operational eVTOL Business in any geographic region in the U.S. Upon such written notice, the Parties shall reasonably cooperate with each other and negotiate in good faith to amend this Agreement or enter into one or more new commercial agreements providing Joby with a right of first refusal to provide the Retained Business air transportation using eVTOL aircraft for the specific purpose of transporting any human organs, including those accompanied by medical professionals, in any such geographic region provided that the economic and commercial terms and operational capabilities of the Joby Group are the same or better than those offered by other aircraft operators for aircrafts with similar capabilities, including conventionally powered aircrafts, which right will be structured to give the Seller Group volume-based service priority.

Section 3.2        eVTOL Transactions. In the event that any member of the Seller Group intends to, directly or indirectly, (i) lease or purchase or offer to lease or purchase any eVTOL aircraft, or (ii) enter into any contract or agreement for the purpose of effecting the transactions contemplated in the foregoing clause (i) (such transactions, “eVTOL Transactions”), and solely to the extent that Joby has an eVTOL aircraft available for sale or lease (as applicable) which is suitable for Seller’s purpose, Seller and Joby shall, for the Specified Period, negotiate in good faith and on an exclusive basis for the entry into an agreement providing for such eVTOL Transaction on economic and commercial terms and for operational capabilities of such aircraft are the same or better than those offered by other aircraft operators for aircrafts with similar capabilities, including conventionally powered aircrafts.

ARTICLE IV

Non-Solicitation

Section 4.1        During the Term, Parent will not, without the prior written consent of Seller, and Parent will cause its controlled Affiliates (including, after the Closing, the Transferred Entities) not to:

(a)            encourage, induce, attempt to induce or solicit business from any customer or client of the Retained Business as of the Closing Date (collectively, the “Covered Customers”), in each case, for the purpose of interfering with the relationship between any such Covered Customer, on the one hand, and the Retained Business, on the other hand, by providing goods, products or services with respect to, or on behalf of, any business that competes with the Retained Business (it being understood that the placement of general advertisements that may be targeted to a particular geographic or technical area, but which are not targeted directly towards a Covered Customer, shall not be prohibited or restricted under, or deemed to be a breach of, this Section 4.1(a)); or

(b)            encourage, induce, attempt to induce or solicit any Covered Customer to cease doing business with the Retained Business or Seller or any of its Affiliates.

provided, that, except as expressly set forth in Section 4.1(a) or Section 4.1(b), nothing in this Agreement shall prohibit, restrict or otherwise limit the ability of Parent or any of its controlled Affiliates from doing business with any Covered Customer.

Section 4.2        Notwithstanding anything to the contrary, nothing in this Section 4 shall prohibit or restrict Parent or any of its controlled Affiliates from, directly or indirectly, (i) performing its obligations under the Purchase Agreement or any Ancillary Agreement, (ii) owning as a passive investment less than five percent (5%) of the outstanding shares of the capital stock of a publicly-traded company that competes with the Retained Business, or (iii) owning as a passive investment an equity interest in a private debt or equity investment fund or vehicle (or any portfolio company (as such term is customarily understood in the private equity industry) or investment of any such fund or vehicle) in which neither Joby nor any of its Affiliates has the ability to control or materially influence investment decisions or exercise any managerial control over such fund, vehicle, portfolio company or investment.

ARTICLE V

Miscellaneous

Section 5.1        Entire Agreement. This Agreement embodies the entire agreement and understanding of the Parties in respect of the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among the Parties, or between any of them, with respect to the subject matter hereof. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between the Parties except as expressly set forth in this Agreement.

Section 5.2        Successors and Assigns; Third-Party Beneficiaries. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns, including any successor or acquirer of a Party, each of which shall assume the obligations of such Party hereunder. None of the Parties may assign its rights or obligations hereunder (by operation of Law or otherwise) without the prior written consent of the other Parties; provided, for the avoidance of doubt, that the Joby Group may engage one or more subcontractors to perform any Medical Transport Service for which it becomes engaged pursuant to this Agreement, in each case, subject to the terms and conditions set forth in Article II. Any attempted assignment in violation of this Section 5.2 shall be void. This Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 5.3        Interpretation. Section 10.03 of the Purchase Agreement is incorporated herein by reference mutatis mutandis.

Section 5.4        Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)            This Agreement and any claim arising from or relating to this Agreement, the transactions contemplated by this Agreement, any relief or remedies sought by any Parties, and the rights and obligations of the Parties hereunder shall be governed by and construed in accordance with the Laws of the State of Delaware without regard to the conflicts of Law provisions thereof that would cause the Laws of any other jurisdiction to apply.

(b)            Each of the Parties irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Delaware Court of Chancery (or, in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, the United States District Court for the District of Delaware) in any action arising out of or relating to this Agreement or any of the matters contemplated hereby. Each of the Parties irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection it may now or hereafter have to the laying of venue of any action arising out of or relating to this Agreement in any such court. Each of the Parties hereby irrevocably waives, to the fullest extent permitted by applicable Law, the defense of an inconvenient forum to the maintenance of such action in any such court. Each of the Parties agrees not to bring any action arising out of or relating to this Agreement or any of the matters contemplated hereby other than in any such court. Each Party agrees that service of process upon such Party in any such action shall be effective if notice is given in accordance with Section 5.4(f).

(c)            EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE SUCH WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS CONTAINED IN THIS Section 5.4(c).

(d)            Amendment and Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each Party. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

(e)            Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more such counterparts have been signed by each Party and delivered (by facsimile, e-mail or other means of electronic transmission) by the other Parties.

(f)            Notice. All notices and other communications hereunder shall be in writing and shall be deemed to have been given (i) when delivered by hand, (ii) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested), (iii) on the date sent by e-mail (with confirmation of transmission or no error message generated) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (iv) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid; provided, that any notices and other communications delivered pursuant to the foregoing clauses (i), (ii) and (iv) shall also be sent by e-mail. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 5.4(f)):

if to Seller, to:

Strata Critical Medical, Inc. (f/k/a Blade Air Mobility, Inc.)

31 Hudson Yards, 14th Floor

New York, NY 10001

Attention: Melissa Tomkiel; Legal Department

E-mail: [             ]

with a copy to:

Simpson Thacher & Bartlett LLP
2475 Hanover Street
Palo Alto, CA 94304
Attention: William B. Brentani; Mark Myott; Matthew Fisher
E-mail: [             ]

if to Joby, to:

Joby Aviation

333 Encinal Street

Santa Cruz, CA 95060

Attn: Legal Dept.

with a copy to:

Latham & Watkins LLP

140 Scott Drive

Menlo Park, CA 94025

Attention:

E-mail:

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed as of the date first written above by their respective officers thereunder duly authorized.

joby:

JOBY AERO, INC.

By:	/s/ JoeBen Bevirt
Name:	JoeBen Bevirt
Its:	President and Chief Executive Officer

PARENT:

JOBY AVIATION, INC.

By:	/s/ JoeBen Bevirt
Name:	JoeBen Bevirt
Its:	Chief Executive Officer

SELLER:

Strata critical medical, inc. (f/k/a Blade Air Mobility, Inc.)

By:	/s/ Melissa Tomkiel
Name:	Melissa Tomkiel
Its:	General Counsel

Annex I

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